Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Francie Nagy, Investor Relations (212) 515-4625

GateHouse Media Provides Second Quarter Revenue Expectations

Fairport, New York. July 10, 2007—GateHouse Media, Inc. (NYSE: GHS) announced today that it has released its revenue expectations for the quarter ended June 30, 2007. GateHouse expects that revenues for the quarter will range from $161 to $162 million.

About GateHouse Media

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 87 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 20 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”

Forward Looking Language

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, GateHouse Media’s expectations with respect to its revenues for the second quarter of fiscal 2007 and other statements that are not historical facts. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plans,” “target(s),” “project(s),” “believe(s),” “seek(s),” “estimate(s)’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; GateHouse Media can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from GateHouse Media’s expectations include, but are not limited to GateHouse Media’s limited operating history on a combined basis, GateHouse Media’s ability to generate sufficient cash flow to cover required interest, long-term obligations and dividends, the effect of GateHouse Media’s indebtedness and long-term obligations on its liquidity, GateHouse Media’s ability to effectively manage its growth, unforeseen costs associated with the acquisition of new properties, GateHouse Media’s ability to find suitably priced acquisitions, GateHouse Media’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting GateHouse Media’s revenues and operating results, any declines in circulation, GateHouse Media’s ability to obtain additional capital on terms acceptable to it, GateHouse Media’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in GateHouse Media’s SEC reports, including but not limited to its Registration Statement on Form S-1 filed with the SEC on July 10, 2007 under Commission File Number 333-144227. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. Although GateHouse Media believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. GateHouse Media expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the GateHouse Media’s expectations with regard thereto or changes in events, conditions or circumstances on which any statement is based.